Exhibit 21.1

Centerstate Banks of Florida, Inc.

Form 10-KSB

For Fiscal Year Ended December 31, 2001

Subsidiaries of Registrant

First National Bank of Osceola County, organized under the laws of the United States

First National Bank of Polk County, organized under the laws of the United States

Community National Bank of Pasco County, organized under the laws of the United States